Exhibit 99.1

Press Release

F.N.B. Corporation Names Mencini to Board of Directors

PITTSBURGH, PA – October 27, 2015 – F.N.B. Corporation (NYSE: FNB) announced that on October 21, 2015, Mr. Frank C. Mencini was elected to the Company’s Board of Directors and to the Board of its wholly owned subsidiary, First National Bank of Pennsylvania. Mencini will commence his term on January 1, 2016. He was also appointed to serve on the Company’s Audit Committee.

Mencini, a strategic business consultant and Certified Public Accountant, has nearly 30 years of leadership experience in accounting, finance and business. He began his career with one of the nation’s original Big Six public accounting firms, where he played a key role in providing accounting, auditing, transactional, regulatory compliance and strategic business advice to the firm’s large financial services and health care clients. After becoming Partner-In-Charge of the firm’s Mid Atlantic Healthcare Consulting Practice, he was instrumental in managing over 300 professionals who provided consulting services to some of the largest and most prominent healthcare organizations in the country. Most recently, he served on the leadership team for a healthcare consulting and outsourcing company that successfully expanded from a regional to a national presence. .

“Frank Mencini brings extensive knowledge in accounting and finance to F.N.B.’s Board of Directors,” said Vincent J. Delie, Jr., President and Chief Executive Officer of F.N.B. Corporation and First National Bank. “He has proven results leading and growing businesses through innovative strategies, which makes him an exceptional fit with F.N.B.’s culture and growth model. We look forward to his contributions as a member of our boards.”

Mencini earned his Bachelor of Science in Accounting & Finance from The Pennsylvania State University and his Master of Business Administration from Harvard Business School. He is active in the Greater Washington D.C. Area with a number of community-based non-profit organizations.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in six states, including three major metropolitan areas. It holds a top retail deposit market share in Pittsburgh, PA, Baltimore, MD, and Cleveland, OH. F.N.B. has total pro-forma assets (with the proposed merger of Metro Bancorp, Inc.) of $19.8 billion and more than 300 banking offices throughout Pennsylvania, Maryland, Ohio and West Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee. The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:

Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)

Lazzaro@fnb-corp.com

Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

Reel@fnb-corp.com